Consent of Independent Registered Public Accounting Firm

The Grilled Cheese Truck, Inc.

641 Lexington Avenue Suite 1526

New York, New York 10022

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 8, 2012, relating to the consolidated balance sheet of The Grilled Cheese Truck, Inc., as of December 31, 2011 and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for year then ended. We also consent to the reference to us under the caption Experts in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

September 25, 2013

280 Kenneth Drive, Suite 100 | Rochester, NY 14623 | P 585.427.8900 | TF 800.546.7556 | F 585.427.8947 | E info@EFPRotenberg.com | EFPRotenberg.com